Exhibit 99.1

Strategic Environmental & Energy Resources, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

Achieves Record Revenues and Continued Profitability

GOLDEN, Colo., November 12, 2014 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced results for its third quarter of fiscal 2014, ended September 30, 2014.

Financial Highlights for Q3 & YTD FY 2014:

•	Third quarter revenues for 2014 increased to a record $4.85 million, up 51% from the third quarter of 2013
•	Third quarter 2014 year-to-date revenues of $11.91 million has already surpassed total annual 2013 revenues of $11.61 million, and represents an increase of 37%, or $3.21 million, compared to the year-to-date 2013 comparable
•	Industrial Cleaning revenues for third quarter 2014 increased to $2.92 million, a 61% increase compared to Q3 2013
•	REGS had year-to-date record revenues of $7.1 million compared to $4.2 million for the same period in 2013, an increase of 71%
•	Environmental Solutions revenues for Q3 2014 increased to $1.19 million, a 73% increase compared to Q3 2013
•	Net income increased to $263,700, or $0.01 per diluted share, for the third quarter 2014 compared to a loss of $122,800, or $(0.01) per diluted share for the third quarter 2013; a positive swing of $386,500
•	Modified EBITDA* excluding non-controlling interest, increased to $496,100 for the third quarter 2014 compared to $88,800 for the third quarter 2013.
•	Modified EBITDA* excluding non-controlling interest was $704,500 for the first nine months of 2014 compared to $25,300 in the same period last year, as a result of the higher consolidated revenues for SEER.

Operational Highlights:

•	Paragon’s facility partner in Broward County, Florida commenced operations with its installed CoronaLux™ medical waste destruction system and is now operating at 65% capacity after less than a month of operations
•	MV announced orders for four mobile V3RU™ vapor capture systems from a leading independent oil and gas producer

“In addition to posting our second consecutive profitable quarter on record quarterly revenues, we achieved exciting operational and commercial milestones in the third quarter that position us for continued future growth,” commented J. John Combs III, Chairman and CEO of Strategic Environmental & Energy Resources. “Our industrial services unit ‘REGS’ continues to perform exceptionally well and we expect growth to continue in the fourth quarter and into 2015. We are also beginning to generate revenues from investments we’ve made in technology and infrastructure.

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We recently announced new orders for our new and patented V3RU™ solution that will be deployed in the gas fields to capture fugitive emissions starting here in Colorado. Our CoronaLux™ technology is now fully operational in Florida and is generating revenue in Florida in the medical waste destruction market. During the quarter we were granted a patent for the plasma assisted pyrolitic process, the disruptive technology underlying the CoronaLux™ system. This adds great value to the company’s IP portfolio as we roll out the technology worldwide in diverse markets. With nine Paragon units now built, placed or on-hand, we anticipate higher sales and profits as we further penetrate into several high-growth areas, particularly volatile organic compounds (“VOC”) gas destruction and tank waste minimization in the refinery market,” said Mr. Combs.

“Looking at our achievements over the past nine months, we are on track to achieve another year of record revenues. We are looking forward to significant and sustainable growth as we continue to bring disruptive technologies to world-wide markets for the benefit of our customers, shareholders and the environment.”

Third Quarter Results

Total third quarter revenues of $4.85 million represented an increase of approximately $1.65 million, or 51%, compared to the same quarter last year. The increase was primarily a result of higher revenues from the Company’s Industrial Cleaning segment, REGS. This segment contributed $2.92 million for the quarter, compared to $1.81 million in the same period in 2013. The Environmental Solutions segment revenue increased by approximately $612,000 to $1.19 million in the quarter; compared to $689,000 in Q3 of fiscal 2013, primarily a result of additional projects booked and delivered in 2014. Revenue from the Railcar Cleaning segment was stable; $723,000, compared with $710,000 achieved in the third quarter of 2013. Revenue from the Solid Waste Disposal segment was $20,600; a result of delivering two CoronaLux™ units in early 2014. The Company received $413,000 in non-refundable fees in 2014 in connection with the delivery of the two CoronaLux™ units which are recognized as revenue ratably over the initial five year term of the agreements.

Total operating expenses in the third quarter of fiscal 2014 were $4.57 million, an increase of $1.30 million compared with the quarter ended September 30, 2013. This increase in expenses was primarily attributed to increased marketing efforts, new personnel hiring and general growth expenditure to position the company for anticipated orders and associated installation and commissioning of systems.

Service costs as a percentage of service revenues were 63% for the third quarter, compared with 74% for the quarter ended September 30, 2013. The significant improvement was derived from more efficient utilization and deployment of equipment and productivity gains with our field teams at REGS.

Product costs as a percentage of product revenues increased from 65% to 76% when comparing the quarter ended September 30, 2013 to the quarter ended September 30, 2014 due to the mix of product sales. SG&A expense increased from $964,200 for the quarter ended September 30, 2013, to approximately $1.26 million for the quarter ended September 30, 2014, due primarily to additional resources needed to support the growth of the company’s solid waste segment, including the hiring of additional senior management to support current and expected growth.

Net income, before non-controlling interest, for the quarter ended September 30, 2014 was $263,700 compared to a net loss, before non-controlling interest, of $(122,800) for the quarter ended September 30, 2013, representing a positive swing of $386,500.

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The net income attributable to SEER (after deducting $115,800 for the net loss attributable to the non-controlling interest) was $379,500 for the quarter ended September 30, 2014 compared with a net loss attributable to SEER of $(70,600) (after deducting $52,200 in net loss attributable to the non-controlling interest) for the quarter ended September 30, 2013. The primary reason for the improvement in net income in 2014 compared to 2013 is the 51% increase in revenue in 2014 over 2013 partially offset by increases in SG&A as noted above.

Modified EBITDA excluding non-controlling interest was $496,100 for the quarter compared to $88,800 for the previous year’s period. The improved result was primarily a result of significantly higher sales from the company’s industrial cleaning and environmental services segments.

Year to Date Review and Business Outlook

“We have delivered record financial results in the first three quarters of fiscal 2014, and continue to believe these positive trends in our business will continue not only into the fourth quarter but into fiscal 2015. On the technology side, we further enhanced our IP portfolio with the acquisition of new complementary technologies and several of our disruptive and patented technologies are now being deployed into several multi-billion dollar markets. On the service side, our REGS division is experiencing unprecedented growth and we see no reason why this growth will not continue for the next several quarters. New market opportunities are presenting themselves for our Paragon technologies and we are currently pursuing these opportunities in several other countries,” concluded Mr. Combs.

Conference Call Today:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-888-724-9516 if calling within the United States or 1-913-312-1481 if calling internationally. A replay will be available until November 19, 2014 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 5382719 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company's corporate website at http://www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

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About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

At Strategic Environmental and Energy Solutions: At Darrow Associates:

J. John Combs III Peter Seltzberg, Managing Director

Chief Executive Officer 516-510-8768

720-460-3522 pseltzberg@darrowir.com

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2014	December 31, 2013
ASSETS	Unaudited	*
Current assets:
Cash	$ 735,800	$ 2,419,100
Cash – restricted	250,000	250,000
Accounts receivable, net of allowance of $74,600 and $76,000, respectively	2,301,600	1,170,000
Costs and estimated earnings in excess billings on uncompleted contracts	220,300	78,500
Inventory	49,300	22,400
Prepaid expenses and other current assets	309,100	253,000
Total current assets	3,866,100	4,193,000

Property and equipment, net	4,342,400	1,762,900
Intangible assets, net	1,411,100	379,500
Investment in unconsolidated affiliate	1,212,000	-
Other assets	39,500	36,800
TOTAL ASSETS	$ 10,871,100	$ 6,372,200

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$ 1,352,300	$ 1,506,800
Accrued liabilities	880,600	924,200
Billings in excess of costs and estimated earnings on uncompleted contracts	372,200	170,300
Current portion of payroll taxes payable	985,500	250,600
Customer deposits	449,100	118,000
Deferred revenue	353,800	-
Current portion of notes payable and capital lease obligations	368,900	504,700
Notes payable - related parties, including accrued interest	102,500	136,900
Total current liabilities	4,864,900	3,611,500

Payroll taxes payable, net of current portion	-	720,800
Notes payable and capital lease obligations, net of current portion	2,200	48,100
Total liabilities	4,867,100	4,380,400

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock; $0.001 par value; 5,000,000 shares authorized; -0- shares issued	-	-
Common stock; $0.001 par value; 70,000,000 shares authorized; 53,563,816 and 47,911,975 shares issued and outstanding 2014 and 2013, respectively	53,600	47,900
Common stock subscribed	50,000	50,000
Additional paid-in capital	19,052,000	14,597,700
Stock subscription receivable	(25,000)	(50,000)
Accumulated deficit	(12,406,300)	(12,215,200)
Total stockholders’ equity	6,724,300	2,430,400
Non-controlling interest	(720,300)	(438,600)
Total equity	6,004,000	1,991,800
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 10,871,100	$ 6,372,200

*These numbers were derived from the audited financial statements for the year ended December 31, 2013. See accompanying notes

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,		For the Nine months ended September 30,
Revenue:	2014	2013	2014	2013
Products	$1,192,900	$ 688,900	$2,774,400	$ 2,749,800
Services	3,640,600	2,517,400	9,039,100	5,954,300
Solid waste	20,600	-	99,300	-
Total revenue	4,854,100	3,206,300	11,912,800	8,704,100

Operating expenses:
Products costs	902,000	433,600	2,029,600	1,841,400
Services costs	2,300,600	1,881,600	5,870,800	4,457,700
Solid waste costs	104,200	-	227,700	-
Selling, general and administrative expenses	1,265,600	960,200	4,237,200	2,762,400
Total operating expenses	4,572,400	3,275,400	12,365,300	9,061,500

Income (loss) from operations	281,700	(69,100)	(452,500)	(357,400)

Other income (expense):
Interest income	-	-	-	4,000
Interest expense	(16,800)	(46,400)	(59,500)	(110,300)
Gain on debt settlements	-	-	24,400	8,200
Other	(1,200)	(7,300)	14,800	29,500
Total non-operating income (expense), net	(18,000)	(53,700)	(20,300)	(68,600)

Net income (loss)	263,700	(122,800)	(472,800)	(426,000)
Less: Net loss attributable to non-controlling interests	(115,800)	(52,200)	(281,700)	(166,600)
Net income (loss) attributable to SEER common stockholders	$ 379,500	$ (70,600)	$ (191,100)	$ (259,400)
Net income (loss) per share - basic	$0.01	*	$(0.01)	$(0.01)
Net income (loss) per share - diluted	$0.01	*	$(0.01)	$(0.01)
Weighted average shares outstanding – basic	52,116,247	43,486,671	50,850,983	42,530,774
Weighted average shares outstanding – diluted	56,553,634	43,486,671	50,850,983	42,530,774

*Less than $.01 per share

See accompanying notes.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Reconciliation of GAAP EBITDA to Non-GAAP EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Net income (loss)	$ 263,700	$ (122,700)	$(472,700)	$ (426,000)
Noncontrolling interest	115,800	52,100	281,700	166,600
Net income (loss) applicable to SEER	379,500	(70,600)	(191,000)	(259,400)

Interest	16,800	39,200	59,500	87,900
Depreciation and Amortization	140,600	95,700	357,700	275,800

EBITDA, including noncontrolling interest	536,900	64,300	226,200	104,300

stock based compensation (option compensation, warrant compensation, stock issued for services)	75,000	76,600	760,000	87,600

Modified EBITDA, including noncontrolling interest	$ 611,900	$ 140,900	$ 986,200	$ 191,900

EBITDA, excluding noncontrolling interest	$ 421,100	$ 12,200	$ (55,500)	$ (62,300)

Modified EBITDA, excluding noncontrolling interest	$ 496,100	$ 88,800	$ 704,500	$ 25,300